Exhibit 10.25

RECEPTOS, INC.

10835 Road to the Cure, #205

San Diego, CA  92121

November 19, 2010

Faheem Hasnain

4823 Rancho Viejo

Del Mar, CA 92014

Re:                             Offer of Employment with Receptos, Inc.

Dear Faheem:

Receptos, Inc. (the “Company”) is very pleased to offer you employment as its Chief Executive Officer and President, with a start date of November 19, 2010.  This letter contains the basic terms of your employment with the Company.  If you agree to the terms and conditions set forth in this letter, please sign at the end of this letter in the space indicated and return the letter to me.

1.             Duties.  As the Company’s Chief Executive Officer and President, you will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Company’s Board of Directors (the “Board”) shall designate from time to time that are not inconsistent with your position as the Chief Executive Officer of the Company.  You will report directly to the Board and be responsible for leading the growth and development of the Company, and all employees of the Company shall report to you or your designee.  It is expected that you will play a significant role in relationships with potential and actual partners, and that you will serve as the primary spokesperson for the Company with investors, analysts and the press.  You will also be appointed or elected by the Company to serve as a member of the Board as long as you continue to serve as Chief Executive Officer and President of the Company.  During your employment with the Company, you will devote your full business efforts and substantially your full business time, skill and attention to the performance of your duties on behalf of the Company, provided that the foregoing shall not prevent the you from (i) serving on the boards of directors (including serving as the chairman of the board of directors of the latter two) of Somaxon Pharmaceuticals, Inc., Ambit Biosciences, Inc., and Sente Inc. and, with the approval of the Board (in its sole discretion), other for-profit companies; (ii) serving on the boards of directors of non-profit organizations; (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing your personal investments so long as such activities in the aggregate do not materially interfere or conflict with the your duties hereunder or create a business or fiduciary conflict.

2.             Salary and Bonus.  You will be compensated at a base rate of $400,000 per year, less all deductions and withholdings, to be paid in accordance with the Company’s standard payroll practices, as they may be changed from time to time.  In addition, you will be eligible to receive an annual bonus targeted at fifty percent (50%) of your base salary (with bonuses for lower and higher achievement) based upon the achievement of reasonable objectives to be set from time to time by the Board; however, (i) the Board’s process in establishing the first set of objectives will be substantially informed by your proposed list, to be assembled after the start of your employment with the Company and an opportunity for you to meet with the rest of the management team and formulate appropriate transformative objectives for achievement during the measurement period, and (ii) the achievement of any objectives, as well as the actual amount of any bonus paid, will be determined solely within the good-faith discretion of the Board.  The measurement period for the first set of objectives will end on approximately December 31, 2011.

3.             Restricted Stock Grants.  You will receive a grant (the “Grant”) of restricted shares of the Company’s Common Stock split into two components (collectively, the “Shares”) as follows:

•                  The first component is for shares of Common Stock (the “Time-Based Shares”) that, as of the date hereof, would represent five percent (5%) of the fully diluted capitalization of the Company (on an as-converted to Common Stock basis), assuming for this purpose the issuance of (i) shares of the Company’s Series A Preferred Stock as part of the second tranche of the Company’s Series A Preferred Stock financing as currently contemplated (the “Series A Financing”), (ii) warrants to acquire shares of the Company’s Series A Preferred Stock as part of the second tranche of the Series A Financing (assuming both 2nd tranche milestones are achieved), and (iii) the Grant; and

•                  The second component is for shares of Common Stock (the “Milestone-Based Shares”) that, as of the date hereof, would represent two percent (2%) of the fully diluted capitalization of the Company (on an as-converted to Common Stock basis), with the assumptions noted above.

Vesting of the Milestone-Based Shares will be contingent on the achievement of milestones established by the Board in good-faith; however, the Board’s process in establishing such milestones will be substantially informed by your proposed list, to be assembled after the start of your employment with the Company and an opportunity for you to meet with the rest of the management team and formulate appropriate transformative milestones for achievement during the four (4) year period following the commencement of your employment.

The Grant will be in the same form as restricted stock agreements provided to founders of the Company, albeit with different milestones.  In this regard, the Time-Based Shares and the Milestone-Based Shares will vest as set forth on Exhibit A attached hereto.  In addition, as with the founders of the Company, in connection with this Grant you will be required to become a party to the Company’s Voting Agreement (which includes arrangements with respect to Board composition, voting for Board members, and a drag-along arrangement for transactions approved by the Board and holders of a majority of the Series A Preferred Stock) and the Company’s Stockholder Agreement (which includes arrangements with respect to rights of first refusal for the Company and the holders of Series A Preferred Stock for transfers of any of the Shares, with certain estate planning exceptions, as well as co-sale rights for the holders of Series A Preferred Stock for transfers of the Shares).

If you commence employment with the Company on or before November 19, 2010, the Company will issue the Grant to you on that date as a starting bonus (i.e., no requirement to pay a purchase price for the Shares) and also provide you with a cash bonus equal to 77.78% of the fair market value of the Shares (in the aggregate) which will be payable to you by the Company on the earlier of (x) the day the Company is required to effect withholding with respect to the value of the Shares and (y) March 15, 2011.  [Note: the cash bonus is viewed by the Company as a “gross-up” bonus that will be used entirely to provide for deductions and withholdings applicable to the issuance of the Shares as well as the payment of the cash bonus.]

4.             Stock Purchase Opportunity.  As part of the second tranche of the Series A Financing, you will be given an opportunity, so long as the second tranche closes during 2011, to purchase up to an amount of shares of the Company’s Series A Preferred Stock that, at the time of purchase, would represent one and one-half percent (1.5%) of the fully diluted capitalization of the Company (on an as-converted to Common Stock basis), with the assumptions noted above in Section 3.  Your participation in the second tranche will be on the same terms (including price) as other investors.

5.             Benefits.  The Company will provide you with participation in Company-sponsored benefits programs on the same basis as such benefits are generally available to its executives, as determined from time to time by the Board.  The Company may, from time to time, change these benefits.  Additional information regarding these benefits is available for your review.

6.             Confidentiality Agreement.  One of the conditions of your employment with the Company is the maintenance of the confidentiality (and proprietary nature) of the Company’s proprietary and confidential information.  As such, you will be expected to sign the a proprietary information and inventions agreement in the form on Exhibit B attached hereto.

7.             At-Will Employment.  Your employment with the Company will be “at-will.”  This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without notice. Any contrary representations or agreements which may have been made to you or the Company are superseded by this letter.  The “at-will” nature of your employment described in this letter shall constitute the entire agreement between you and Company concerning the nature and duration of your employment.  Though your duties, compensation, benefits and place of employment may change over time by written agreement between you and the Company, none of these events change our agreement that you are an “at-will” employee.  In addition, the fact that the rate of your salary, vesting schedule or other compensation is stated in units of years or months, and that your vacation and sick leave accrue annually or monthly, does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period of time.  The “at-will” term of your employment with the Company can only be changed in a writing signed by you and the Company.

8.             Severance Payment.  Without limiting the provisions of the foregoing Section 7, assuming your employment with the Company shall have been continuous from your start date through the occurrence of the applicable event and you execute and deliver a general release of claims against the Company or persons affiliated with the Company (with any potential revocation periods having expired) substantially in the form as set forth on  Exhibit C attached hereto, then in the event of any Termination without Cause or any Constructive Termination, you will be entitled to (i) receive a lump sum payment (paid on the sixtieth (60th) day following such termination of employment) equal to your then current base salary rate calculated for a period of twelve (12) months and (ii) a lump sum payment equal to twelve (12) times the difference between the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of your portion of the premium as if you were an active employee, payable on the sixtieth (60th) day following such termination of employment.  The defined terms in the preceding sentence have their respective meanings as set forth on Exhibit A attached hereto.

9.             Parachute Payment.  If any payment or benefit you would receive pursuant a Corporate Transaction (a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code or any similar tax or assessment (an “Excise Tax”), then such Payment shall be (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, that results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the amount described in subsection (i) above, reduction shall occur in the following order: (1) the cancellation of acceleration of vesting of any equity awards for which the exercise price exceeds the then fair market value of the underlying equity (the “GAP”) that have a ninety (90) day or less exercise period, starting with such equity awards with the largest amount of GAP; (2) reduction of cash payments (in reverse order of the date otherwise due), (3) the cancellation of vesting of any equity awards not covered in clause (1) above, provided, that such cancellation will first apply to equity awards that are “fully valued” under Section 280G of the Code (including those subject to present value adjustments) and thereafter, to equity awards valued on an acceleration of vesting basis, provided, further, within each category, the cancellation shall be in a manner as providing your with the highest net amount, and (4) reduction of employee benefits (in reverse order of the date otherwise due); provided, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, you may designate a different order of reduction.

Notwithstanding the foregoing paragraph of this Section 9, the Company will, upon your written request, submit any Payment for approval by the Company’s stockholders, when applicable, and will use reasonable good-faith business efforts to obtain such approval if (i) such approval could provide an exemption for such Payment from any Excise Tax, (ii) you agree to any legal condition required in order to make such exemption effective, and (iii) none of the Company’s securities are publicly traded or listed for trading on any stock exchange.

10.          Arbitration.  To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, you and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this letter agreement, your employment relationship with the Company, or the termination of your employment relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the commercial arbitration rules of JAMS.  By agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding in any jurisdiction.  You will have the right to be represented by legal counsel at any arbitration proceeding, at your expense.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall pay the arbitration fee unless, at your request, you elect to pay up to one-half of the fees.  Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration).

11.          Miscellaneous.  This letter states the complete and exclusive terms and conditions of your offer and supersedes any and all prior agreements, whether written or oral.  By joining the Company, you are agreeing to abide by all applicable laws and regulations and all Company policies and procedures as they are established and that you will enter into the Company’s proprietary information and inventions agreement.  Violation of such laws, regulations, policies, procedures or the Company’s proprietary information and inventions agreement may lead to immediate termination of employment.  The terms of this offer and your employment with the Company shall be governed in all aspects by the laws of the State of California.  This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

12.          Code Section 409A.  The intent of the parties is that payments and benefits under this letter and the Options comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this letter and the Options shall be interpreted to be in compliance therewith or exempt therefrom.  If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this letter or the Options (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good-faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good-faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

•                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service” and (B) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

•                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

•                  For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

Please note:  This letter will become void and without any effect whatsoever in the event that you have not executed and returned this letter to the Company prior to the close of business on November 19, 2010.

We are quite enthusiastic about having you join us.  If you have any questions about the terms of this letter, please do not hesitate to call me to discuss our offer at your convenience.

Best Regards,

/s/ William H. Rastetter
William H. Rastetter
Chairman of the Board

I have read this letter and I understand and  accept its terms.

/s/ Faheem Hasnain	Date: November 19, 2010
Faheem Hasnain

Exhibit A

Vesting

Time-Based Shares.  Measured from the commencement of your employment with the Company (the “Commencement Date”), you will acquire a vested interest in the Time-Based Shares as follows:

(a)                                 twenty-five percent (25%) of the Time-Based Shares will vest on the first (1st) anniversary of the Commencement Date; and

(b)                                 1/48th of the Time-Based Shares will vest on the same day of each successive month after the first (1st) anniversary of the Commencement Date such that one hundred percent (100%) of the Time-Based Shares will have become vested (assuming that you continue to work for the Company) as of the fourth (4th) anniversary of the Commencement Date.

Milestone-Based Shares.  It is expected that the Milestone-Based Shares will be split into several subsets (each a “Subset”), with the commencement of vesting for each Subset dependent upon the achievement of a distinct milestone identified for such Subset (each a “Milestone”).  You will acquire a vested interest in each Subset as follows:

(a)                                 fifty percent (50%) of the Milestone-Based Shares allocated to the Subset will vest upon the Company’s achievement of the applicable Milestone; and

(b)                                 an amount equal to 1/72nd of the Milestone-Based Shares allocated to the Subset will vest on the same day of each successive month following the Company’s achievement of the applicable Milestone such that 100% of the Milestone-Based Shares allocated to the Subset will have become vested (assuming that you continue to work for the Company) as of the third (3rd) anniversary of the Company’s achievement of the applicable Milestone; provided, however, that if the applicable Milestone has been achieved by the Company prior to the fifth (5th) anniversary of the Commencement Date, then all of the unvested Milestone-Based Shares allocated to the Subset will vest (assuming that you continue to work for the Company) as of such fifth (5th) anniversary; and provided, further, that if the applicable Milestone is achieved by the Company on or after the fifth (5th) anniversary of the Commencement Date, then all of the unvested Milestone-Based Shares allocated to the Subset will vest (assuming that you continue to work for the Company) upon such achievement.

Notwithstanding the foregoing, and depending upon the nature of one or more of the Milestones selected, the Board may provide (in its sole discretion) that achievement of such Milestone(s) could result in a percentage of vesting, upon achievement, that is in excess of fifty percent (50%) and, potentially, up to one hundred percent (100%).

•                  Vesting Acceleration

(a)                                 Termination Without Cause or Constructive Termination prior to any Corporate Transaction.  In the event of any Termination without Cause or any Constructive Termination prior to any Corporate Transaction, if any Milestone(s) shall have been achieved by the Company prior to such Termination without Cause or Constructive Termination, then vesting for fifty percent (50%) of the then unvested Milestone-Based Shares allocated to the respective Subset(s) at issue shall accelerate as of such Termination without Cause or Constructive Termination.

(b)                                 Corporate Transaction.  In the event of any Corporate Transaction (assuming that you continue to work for the Company immediately prior to such Corporate Transaction), the following shall occur:  (i) vesting for fifty percent (50%) of the then unvested Time-Based Shares shall accelerate as of immediately prior to such Corporate Transaction and the remaining Time-Based Shares shall vest, so long as you continue to work for the Company, in equal monthly portions over the remainder of the original vesting schedule; (ii) if any Milestone(s) shall have been achieved by the Company prior to the Corporate Transaction, then vesting for seventy-five percent (75%) of the then unvested Milestone-Based Shares allocated to the respective Subset(s) at issue shall accelerate as of immediately prior to such Corporate Transaction and the remaining Milestone-Based Shares allocated to the respective Subset(s) at issue shall vest, so long as you continue to work for the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule; and (iii) if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested Milestone-Based Shares shall accelerate as of immediately prior to such Corporate Transaction and the remaining Milestone-Based Shares shall vest, so long as you continue to work for the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule.

(c)                                  Termination Without Cause or Constructive Termination following a Corporate Transaction.  In the event of any Termination without Cause or any Constructive Termination following any Corporate Transaction, the following shall occur: (i) if any Milestone(s) shall have been achieved by the Company prior to such Termination without Cause or Constructive Termination, then vesting for all (100%) of the then unvested Milestone-Based Shares allocated to the respective Subset(s) at issue shall accelerate as of such Termination without Cause or Constructive Termination; (ii) if the Corporate Transaction results in at least the Threshold Return, then vesting for all (100%) of the then unvested Milestone-Based Shares shall accelerate as of such Termination without Cause or Constructive Termination; and (iii) vesting for all (100%) of the then unvested Time-Based Shares shall accelerate as of such Termination without Cause or Constructive Termination.

(d)                                 Definitions.  For purposes of the foregoing:

(i)            A “Corporate Transaction” is defined as any of the following: (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity or any direct or indirect parent entity of any such entity in approximately the same proportion such stockholders held immediately prior thereto; (y) the sale, transfer or other disposition of all or substantially all of the assets of the Company by means of any transaction or series of related transactions unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity in approximately the same proportion such stockholders held immediately prior thereto; or (z) a sale of all or substantially all of the capital stock of the Company unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity in approximately the same proportion such stockholders held immediately prior thereto; provided, however, that notwithstanding the foregoing, a Corporate Transaction shall not include (A) any sale of securities by the Company the primary purpose of which is to generate financing for the Company or (B) any transaction effected exclusively for the purpose of changing the domicile of the Company.

(ii)           A “Termination without Cause” means the termination, by the Company or one or more of its parent or subsidiary corporations, of any employment or consulting relationship between you and the Company or one or more of its parent or subsidiary corporations for any reason other than: (i) commission by you of any act of fraud or embezzlement with regard to the Company; (ii) any material, intentional and unauthorized use or disclosure of material confidential information or trade secrets of the Company or one or more of its parent or subsidiary corporations by you (other than in the good-faith performance of your duties); (iii) any other intentional misconduct by you with regard to the Company (including severe absenteeism other than as a result of physical or mental incapacity) which adversely affects the business or affairs of the Company or one or more of its parent or subsidiary corporations in a material manner; or (iv) your failure to attempt in good faith to either perform duties consistent with your position with the Company or to follow the reasonable requests of the Board, so long as you have been provided with an opportunity for a period of at least ten (10) business days following written notice to you to cure such failure; provided, however, that clause (iv) shall no longer apply following a Corporate Transaction.

(iii)          A “Constructive Termination” means your election in a written notice to the Company or one or more of its parent or subsidiary corporations to terminate any employment or consulting relationship where such notice is delivered within ninety (90) days after any of the following: (i) a material reduction in your level of duties or responsibilities or the nature of your functions; (ii) a material reduction in your base salary or potential total cash compensation (consisting of base salary and target bonus); (iii) a relocation of your principal place of employment by more than fifty (50) miles, if the new location is both (A) more than fifty (50) miles from your principal residence and (B) farther from your principal residence than your principal place of employment immediately before such relocation; or (iv) any material breach of your employment agreement by the Company; provided, that in all cases such action is not cured within thirty (30) days following written notice and, if the Company has not cured such action within the cure period, termination of employment occurs within thirty (30) days after the end of such cure period.

(iv)          The “Threshold Return” means that: (i) on or before May 11, 2012, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is equal to three (3) times the amount of their collective investment in such shares of Company preferred stock; (ii) after May 11, 2012 but on or before May 11, 2014, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is equal to five (5) times the amount of their collective investment in such shares of Company preferred stock; or (iii) after May 11, 2014, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is determined to be sufficient by the Board in its sole discretion to constitute the Threshold Return (but which is greater, in any event, than five (5) times the amount of their collective investment in such shares of Company preferred stock).  Determinations with respect to the value of any payments, distributions or other consideration (where other than in cash or marketable securities) shall be made in good faith by the Board.

Exhibit B

(Proprietary Information and Inventions Agreement)

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(Faheem Hasnain)

Receptos, Inc.

10835 Road to the Cure

San Diego, CA  92121

Ladies and Gentlemen:

I recognize that Receptos, Inc., a Delaware corporation (“Receptos”), possesses a body of existing technology and intellectual property rights and is engaged in a continuous program of research, development and production with respect to its business (present and future).

I understand that:

A.                                    As part of my employment by Receptos (with the term “employment”, as used herein, to include any consulting relationship as well as any service as a member of the Board of Directors), I am expected to make new contributions and inventions of value to Receptos.

B.                                    My employment creates a relationship of confidence and trust between me and Receptos and that my position places me in a unique position of access to the proprietary technology, trade secrets and research, development and business information:

(1)                                 applicable to the business of Receptos; or

(2)                                 applicable to the business of any client, partner or customer of Receptos,

which may be made known to me by Receptos or by any client, partner or customer of Receptos, or learned by me during the period of my employment.

C.                                    Receptos possesses and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to Receptos (including, without limitation, information created, discovered, developed or made known by or to me during the period of or arising out of my employment by Receptos), and/or in which property rights have been or will be assigned or otherwise conveyed to Receptos, which information has commercial value in the business in which Receptos is engaged.  All of the aforementioned information is hereinafter called “Confidential Information.”  By way of illustration, but not limitation, Confidential Information includes all data, compilations, blueprints, plans, audio and/or video recordings and/or devices, information on computer disks, software, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemas, methods, business and marketing development plans, customer, employee and supplier lists, budgets and unpublished financial statements, licenses and license agreements, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures, information regarding the skills and compensation of other employees of Receptos and other information concerning the actual or anticipated business, research or development of Receptos or its actual or potential customers, suppliers or partners or which is or has been generated or received in confidence by or for Receptos by or from any person; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents, samples, prototypes, models, products and the like.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from Receptos from time to time, I hereby agree as follows:

1.                                      All Confidential Information shall be the sole property of Receptos and its assigns, and Receptos and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith.  I hereby assign to Receptos any rights I may have or acquire in all Confidential Information.  At all times during my employment by Receptos and at all times after termination of my employment by me or Receptos for any reason (“Termination”), I will hold in confidence and trust all Confidential Information, and I will not disclose, sell, use, lecture upon or publish any Confidential Information or anything relating to it without the prior written consent of Receptos, except in the good faith performance of my duties as an employee of (or consultant or Director to) Receptos or if I am required to disclose as required by applicable law or in connection with legal process.

2.                                      Without limiting the terms of my employment with Receptos, and except as expressly provided in my employment agreement with Receptos, dated November [•], 2010, with respect to potential service on the boards of directors of other companies, I agree that during the period of my employment by Receptos I will not engage in any employment or activity in any business that is directly or indirectly competitive with Receptos or would otherwise conflict with my employment by Receptos.

3.                                      All documents, data, records, apparatus, equipment, sequences, components, programs and other physical property, whether or not pertaining to Confidential Information, furnished to me by Receptos or produced by myself or others in connection with my employment shall be and remain the sole property of Receptos and shall be returned promptly to Receptos as and when requested by Receptos.  Even should Receptos not so request, I shall return and deliver all such property upon Termination and I will not take with me any such property, any reproduction of such property or any materials or products derived from such property.  I further agree that any property situated on Receptos’ premises and owned by Receptos, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Receptos personnel at any time with or without notice.  I may retain my rolodex and similar address books provided that such items only include contact information.

4.                                      I shall promptly disclose any outside activities or interests, including any ownership or participation in the development of Prior Inventions (as defined in Section 8 below), that conflict or may conflict with the interests of Receptos.  I understand that I am

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required to make such disclosures promptly if the activity or interest is related, either directly or indirectly, to (i) an area of research, development or service of Receptos, (ii) a product candidate, product or product line of Receptos, (iii) a manufacturing, development or research methodology or process of Receptos or (iv) any activity that I may be involved with on behalf of Receptos.

5.                                      I shall promptly disclose to Receptos, or any persons designated by it, all improvements, inventions, formulae, processes, programs, techniques, know-how, data and the like, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Receptos which are related to the business of Receptos, or result from tasks assigned to me by Receptos, or result from use of premises owned, leased or contracted for by Receptos (all said improvements, inventions, formulae, processes, techniques, know-how, data and the like shall be collectively hereinafter called “Inventions”).  Such disclosure shall continue for one year after Termination with respect to anything that would be an Invention if made, conceived, reduced to practice or learned prior to Termination.

6.                                      I agree to keep and maintain adequate and current records (in the form of notes, sketches, documentation, drawings and in any other form that may be required by Receptos) of all Confidential Information developed by me and all Inventions made by me during the period of my employment at Receptos, which records shall be made available to and remain the sole property of Receptos at all times.

7.                                      I agree that all Inventions shall be the sole property of Receptos and its assigns, and Receptos and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith and all Confidential Information with respect thereto.  I hereby assign to Receptos any and all rights I may have or acquire in all Inventions, including all rights that may be known as or referred to as “moral rights.”  I further agree as to all Inventions to assist Receptos in every reasonable proper way (but at Receptos’ expense) to obtain and from time to time enforce patents and copyrights on Inventions in any and all countries, and to that end I will execute all truthful documents for use in applying for and obtaining such patents and copyrights thereon and enforcing the same, as Receptos may reasonably desire, together with any assignments thereof to Receptos or persons designated by it.  My obligation to assist Receptos in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond Termination, but Receptos shall compensate me at a reasonable rate after Termination for time actually spent by me at Receptos’ request on such assistance.  In the event that Receptos is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent or copyright application with respect to Inventions (including renewals, extension, continuations, divisions,  continuations in part or preservation of rights in respect thereof), I hereby irrevocably designate and appoint Receptos and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyrights thereon with the same legal force and effect as if executed by me.

8.                                      As a matter of record I have identified on Appendix 1 hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by Receptos which have been made or conceived or first reduced to practice by me alone or jointly with others prior

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to my employment by Receptos (“Prior Inventions”) which I desire to remove from the operation of this Agreement.  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention on Appendix 1 but am only to disclose a cursory name for each such Prior Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Inventions has not been made for that reason.  I represent that my list of Prior Inventions is complete.  If no such list of Prior Inventions is identified, I represent that I have made no such Prior Inventions at the time of the commencement of my employment by Receptos.  Notwithstanding the foregoing, and without limiting the other provisions of this Agreement, I agree that (i) any improvements or new inventions to the item(s) so identified on such list (if any) shall be treated as Inventions for purposes of this Agreement if the provisions of Section 5 above are otherwise applicable and (ii) if, in the course of my employment with Receptos, I incorporate a Prior Invention into an Receptos product, process, application, machine or invention, Receptos is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Receptos product, process, application, machine or invention without Receptos’ prior written consent.

9.                                      I represent that my performance of all the terms of this Agreement and that my employment by Receptos does not and will not breach or constitute an event of default under any agreement (i) obligating me to keep in confidence proprietary information acquired by me in confidence or in trust prior to, or at any point throughout, my employment by Receptos, (ii) obligating me to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit my employment or activity in any business in which I may compete, directly or indirectly, with any other business, or which might by application have such an effect (provided that Receptos recognizes that I am subject to confidentiality and nonsolicitation obligations to my prior employer).  I have not entered into, and I agree that I will not enter into, any agreement (either written or oral) in conflict herewith, and Receptos shall not ask or require me to enter into any agreement (either written or oral) in conflict herewith.  Receptos acknowledges and agrees to allow me to fulfill certain requirements under certain “cooperation” agreement(s) that I have with my prior employers.

10.                               I understand, acknowledge and agree that, as part of the consideration for my employment or continued employment by Receptos, I have not brought and will not bring with me to Receptos or use in the performance of my responsibilities at or for Receptos any equipment, supplies, facilities, trade secrets or other proprietary information of any former employer which are not generally available to the public, unless I have obtained (and provide herewith to Receptos a copy of) written authorization for their possession and use.

11.                               I also understand that, during the course of my employment by Receptos, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my employment by Receptos.  A copy of any document reflecting any such obligation, or a description thereof if no document is available, is provided herewith to Receptos.

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12.                               I agree that during the term of my employment with Receptos and for a period of twelve (12) months after Termination, I will not directly or indirectly: (i) induce or attempt to induce any employee or consultant of Receptos to leave the employ of Receptos or to otherwise end such employee’s or consultant’s relationships with Receptos or (ii) other than on behalf of Receptos, induce or attempt to induce any other person to terminate a relationship with Receptos.  Notwithstanding the foregoing, the provisions of this Section 12 shall not be violated by (A) general advertising or solicitation not specifically targeted at Receptos-related persons, (B) me serving as a reference, upon request, for any employee of Receptos or any of its subsidiaries or affiliates, or (C) actions taken by any person or entity with which I am associated if I am not personally involved in any manner in the matter and have not identified such Receptos -related person for soliciting or hiring.

13.                               After Termination, I hereby consent to the notification of my new employer (if any) of my rights and obligations under this Agreement.

14.                               I acknowledge that, due to the uniqueness of my relationship with Receptos, Receptos would not have an adequate remedy at law for money damages in the event that this Agreement is not fully performed in accordance with its terms.  I agree that in addition to any other rights and remedies available to Receptos for any breach by me of my obligations hereunder, Receptos shall be entitled to enforcement of my obligations hereunder by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief.

15.                               If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16.                               If applicable, this Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code (which, if applicable, could apply to ideas or inventions for which no equipment, supplies, facility or trade secret information of Receptos were used and which were developed entirely on my own time, and (i) which do not relate at the time of conception or reduction to practice of the invention (a) to the actual business of Receptos, or (b) to Receptos’ actual or demonstrably anticipated research or development, or (ii) which do not result from any work performed by me for Receptos).  Notwithstanding the foregoing, I shall disclose in confidence to Receptos any invention in order to permit Receptos to make a determination as to compliance by me with the terms and conditions of this Agreement.

17.                               This Agreement shall be effective as of the first day of my employment by Receptos and shall survive Termination.  The term “employment” and the term or duration of my employment, as used herein and for purposes of this Agreement, shall include, without limitation, any consulting relationship or service pursuant to a directorship between myself and Receptos (including, if applicable, any such relationship which may follow the termination of my

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status as an employee of Receptos or which may precede my status as an employee of Receptos).  Accordingly, notwithstanding any other provision of this Agreement to the contrary (and without limitation), a “Termination” shall not be deemed to have occurred if a consulting relationship or directorship persists following the termination of my status as an employee of Receptos (if applicable).

18.                               The term Receptos, as used herein, shall include any subsidiary or affiliate of Receptos.

19.                               This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of Receptos, its successors and assigns.

20.                               This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of law principles thereof.

I have read this Agreement carefully and understand its terms.  The list of Prior Inventions attached on Appendix 1 is complete.

Dated: November 19, 2010

Signature:
Faheem Hasnain

Accepted and Agreed to
November 19, 2010

RECEPTOS, INC.

By:
Name:
Its:

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Appendix 1

((Employee Name Here))

Prior Inventions

(a)                                 Prior Inventions.  Except as set forth in part (b) below, the following is a complete list of all Prior Inventions (as defined in Section 8 of the Proprietary Information and Inventions Agreement to which this Exhibit is attached) relevant to the present business of Receptos:

☐            None.

☐            See below.

☐            Additional sheets attached.

(b)                                 Confidential Prior Inventions.  Due to a prior confidentiality agreement, I cannot complete the disclosure with respect to the inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.
4.
5.

☐            Additional Sheets Attached.

Exhibit C

(General Release of Claims)

NOTE:  This Agreement will not become effective or enforceable (and none of the consideration set forth in Section 1 below will be paid or recognized) until the seven (7) day revocation period referenced in Section 13 below has expired.

RELEASE

This Release (“Agreement”) is entered into between Faheem Hasnain (“Executive”) and Receptos, Inc., a Delaware corporation (“Receptos”), with reference to the following facts:

A.                                    Executive’s employment relationship with Receptos terminated effective                    , 20     (the “Termination Date”).

B.                                    Executive [has been paid in full for]/[is entitled to receive] all accrued wages and accrued and unused vacation through the Termination Date.  [Executive has also been reimbursed by Receptos for all expenses incurred in connection with his employment relationship with Receptos through the Termination Date.]

NOW, THEREFORE, the parties hereby agree as follows:

1.                                      Severance Consideration.  In consideration of the covenants and promises contained in this Agreement, and as full and final compensation to Executive for all services as an employee of Receptos, Executive shall receive from Receptos (less appropriate deductions and withholdings) the severance payments set forth in Section 8 of Executive’s offer letter from Receptos dated November 19, 2010.

2.                                      Release.  In consideration of the above-described consideration, Executive does hereby unconditionally, irrevocably and absolutely release and discharge Receptos, all related holding, parent or subsidiary corporations, and their affiliates, directors, officers, employees, agents, attorneys, stockholders, insurers, successors and/or assigns (collectively, the “Released Parties”), from any and all losses, liabilities, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transactions, affairs or occurrences between Executive, on the one hand, and any Released Party(ies), on the other hand, to date, with respect to Receptos and its holding, parent or subsidiary corporations (including, but not limited to, Executive’s employment with Receptos and the termination of said employment).  This release shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Labor Code, the California Fair Employment and Housing Act, and any other statutory or common law provision relating to or affecting Executive’s employment by Receptos, including any federal or state statutory provision covering any age discrimination in any form by Receptos against Executive.  This provision is intended to constitute a general release of all of Executive’s presently existing claims against Receptos and its directors, officers and employees, as well as any other Released Parties, to the maximum extent permitted by law.  This release, however, shall not affect or bar any claims that Executive has or may have for the following:  (i) reimbursement of expenses under California Labor Code § 2802; (ii) workers compensation benefits; (iii) claims arising under section 7 of the National Labor Relations Act, as amended; (iv) California unemployment insurance benefits; (v) any other claim or cause of action that, by virtue of statute, public policy or otherwise, may not be released by an agreement knowingly and voluntarily entered into by the parties; (vi) any indemnification from (or insurance coverage through) Receptos in Executive’s capacity as a director or officer of Receptos or any entity where Executive served as an officer, director or other fiduciary at the request of Receptos; and [(vii) vested rights under the following benefit plans: {    if any      }].  Notwithstanding any provision of this Agreement to the contrary, Executive does not waive any right or release any claim against Receptos which claim or right arises from Receptos failing to perform its undertakings as set forth in this Agreement.

3.                                      Claims.  Executive represents that he has not filed any complaints, claims, or actions against Receptos with any court or administrative agency.  If any agency or court has or assumes jurisdiction of any complaint, claim, or action against Receptos on behalf of Executive, Executive will request that agency or court to withdraw from or dismiss the matter with prejudice.  Executive also waives and will remit to Receptos any monetary recovery from any such proceeding. Executive further represents that he has reported to Receptos any and all known work-related injuries that he has suffered or sustained during his employment with Receptos.

4.                                      Unknown Claims.  Except as provided in Section 2 above, Executive understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Executive under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived.  Said Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

5.                                      Effect on Previous Agreements.  Except as provided in Section 2 above, this Agreement is intended to resolve any and all issues between Receptos and Executive, including, without limitation, any and all claims for wages, severance pay, compensation, stock options, stock grants, benefits, or other aspects of the employment relationship between Receptos and Executive.  This Agreement shall supersede and extinguish all prior employment agreements, express or implied, verbal or written, between Receptos and Executive; provided, however, that this Agreement shall have no effect on any of the following agreements previously executed by Executive:  (i) any proprietary information and invention agreements (or similar arrangements); (ii) any confidentiality agreements; and [(iii) the following agreements: {    if any      }].  Without limiting the foregoing, this Agreement shall also not in any way supersede or affect any obligation of Executive, contractual or otherwise, with respect to the disclosure, use or protection of any proprietary or confidential information of Receptos, including any trade secrets, or with respect to the disclosure and assignment of inventions made or conceived by Executive during his employment.  All previous written agreements and obligations imposed by any contract relating to the intellectual property of Receptos or any of its subsidiary or affiliated entities shall remain in full force and effect and survive the execution of this Agreement.

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6.                                      Binding Effect.  Executive further declares and represents that no promise, inducement or agreement not expressed herein has been made to him and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof.

7.                                      Successors.  Receptos and Executive understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, employees, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of Receptos and Executive.

8.                                      Confidentiality.   Executive agrees not to disclose or publicize the existence of this Agreement or the terms hereof to any other party, except as may be necessary to enforce this Agreement or as may be required by law.  This provision shall not preclude Executive from disclosing, in confidence, the terms of this Agreement to (i) his legal or financial advisors, (ii) his spouse, or (iii) the appropriate Receptos personnel with responsibility for the performance by Receptos contemplated hereby (including, without limitation, effecting the severance payments set forth in Section 8 of Executive’s offer letter from Receptos dated November 19, 2010).

9.                                      Interpretation.  The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.  This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

10.                               Resolution of Employment Related Disputes.  Except as prohibited by law, any dispute arising from any aspect of the employment relationship with Receptos shall be resolved through final and binding arbitration in San Diego, California.  All employment disputes of any nature shall be covered by this Agreement, except as prohibited by law.  The law applicable to any controversy to be arbitrated shall be the law of the state where Executive is or was employed or applicable federal law, except that the Federal Arbitration Act shall apply to the issue of arbitrability.  The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained and provided by the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services (“JAMS”).  Executive shall not be required to pay any administrative fees of the AAA or JAMS.  Any administrative fees or arbitrator’s fees will be paid by Receptos.  The arbitrator shall have no power to award costs and attorneys’ fees except as provided by statute or by separate written agreement between the parties.  Notwithstanding the foregoing, nothing herein shall preclude either party from seeking, on a temporary basis, relief from a court in a dispute involving the ownership, use or disclosure of confidential or proprietary information or trade secrets, until such time as an arbitrator can be selected.  Once selected, the arbitrator shall have the power to continue, vacate, modify or amend any temporary or interim relief, and shall have the power to resolve the dispute.  In the event that any aspect of this arbitration provision is found unenforceable by a court of competent jurisdiction, the remainder of the arbitration provision shall be severed from the invalid portion

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and the remaining portion shall be given full effect according to its terms.  This arbitration provision shall supersede any and all prior agreements between Receptos and Executive on the subject of arbitration of employment-related claims.

11.                               Return of Property.  Executive represents and warrants that he has returned to and/or left with Receptos all property and data that belongs to Receptos, including but not limited to Receptos’s computers, PDAs, blackberries, cell phones, credit cards, memoranda, documents, records, manuals, computer programs, discs, data, CDs, flash drives, email, and all other property and information pertaining to the business of Receptos (including, without limitation, the duties Executive performed for Receptos).  Notwithstanding the foregoing, Executive may retain his rolodex and similar address books provided that such items only include contact information.  Executive  acknowledges that, as of the Termination Date, his authority to act on behalf of Receptos ended.

12.                               Admissions.  It is understood that this Agreement is not an admission of any liability whatsoever by either Receptos or Executive.

13.                               Older Workers Benefit Protection Act Acknowledgements.  Executive acknowledges and agrees that the consideration set forth in Section 1 above constitutes consideration beyond that which, but for the mutual covenants set forth in this Agreement, Receptos would be obligated to provide, or Executive otherwise would be entitled to receive.  Executive acknowledges that he has twenty-one (21) days after actual receipt of this Agreement in which to consider and execute this Agreement.  Changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period.  Executive agrees and acknowledges that if he chooses to sign this Agreement before twenty-one (21) days after he received it, that he has done so voluntarily.  Furthermore, Executive has a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement.  Accordingly, this Agreement shall not become effective or enforceable (and none of the consideration set forth in Section 1 above shall be paid or recognized) until such seven (7) day revocation period has expired.

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14.                               Counsel.  Executive acknowledges that he fully understands his right to discuss this Agreement with independent counsel of his choice, that he has carefully read and fully understands this entire Agreement and that he is voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on this        day of                 , 2010, at San Diego, California.

EXECUTIVE	RECEPTOS:
Receptos, Inc.

By:
Faheem Hasnain
Name:

Title:

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